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                                                                 PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)

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                                                Three Months Ended   Nine Months Ended
                                                 September 30,         September 30,
                                                   1996      1995      1996      1995
Primary earnings per share:
 Shares used in computing earnings per share:

  Weighted average number of shares outstanding    9,810    10,618    10,158    10,627

  Assuming  exercise of options reduced by the number of shares which could have been purchased at average stock price with
   proceeds from exercise of such options            454       522       469       542
                                                  ------    ------    ------    ------

Common stock and common stock equivalents         10,264    11,140    10,627    11,169

Earnings:

  Net income                                     $ 6,562    $6,261   $19,438   $16,259

Earnings per common and common equivalent share    $ .64     $ .56     $1.83     $1.46


Earnings per share -- assuming full dilution: Shares used in computing earnings per share:

  Weighted average number of shares outstanding    9,810    10,618    10,158    10,627

  Assuming  exercise of options reduced by the number of shares which could have been purchased at period end stock price with
   proceeds from exercise of such options            476       530       499       560
                                                  ------    ------    ------    ------

Common stock and common stock equivalents         10,286    11,148    10,657    11,187


Earnings:
  Net income                                     $ 6,562   $ 6,261   $19,438   $16,259

Earnings per common share assuming full dilution   $ .64     $ .56     $1.82     $1.45

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